12B-1 PLAN IMPLEMENTING AGREEMENT

      SteinRoe Variable Investment Trust, a Massachusetts business trust (the Trust), and Liberty Funds Distributor, Inc., (LFDI) a Massachusetts corporation, agree effective June 1, 2000:


      1. 12B-1 PLAN. The Trust, on behalf of its Funds, has adopted a "Rule 12b-1 Plan" (the "Plan") pursuant to Rule 12b-1 (the "Rule") under the Investment Company Act of 1940 (the "1940 Act"). Under the Rule, a Fund may, pursuant to a Plan, pay LFDI a specified portion of its assets to be used for the purposes specified in its Plan. A Plan shall continue in effect with respect to a Fund only so long as specifically approved for that Fund at least annually as provided in the Rule. A Plan may not be amended to increase materially any service fee or distribution fee with respect to a Fund without such shareholder approval as is required by the Rule or any applicable orders of the Securities and Exchange Commission, and all material amendments of the Plan must be approved in the manner described in the Rule. A Plan may be terminated with respect to a Fund at any time as provided in the Rule without payment of any penalty.

         This Agreement shall apply to each Fund named in Appendix 1 as that Appendix may be amended from time to time by the parties, in writing.

      2. PAYMENTS, EXPENDITURES AND REPORTS.

         A. Each Fund shall pay LFDI the amount then due LFDI under a Plan on the 20th day of each month, or, if such day is not a business day, the next business day thereafter, during the term of this Agreement.

         B. LFDI shall expend the amounts paid to it by the Funds under a Plan in its discretion, so long as such expenditures are consistent with the Rule, the Plan, and any instructions LFDI may receive from the Trustees of the Trust.

         C. LFDI shall make all reports required under the 1940 Act, the Rule or a Plan to the Trustees of the Trusts, as provided in the 1940 Act, the Rule and any Plan or as requested by the Trustees. If a participating insurance company (as defined in the Plan) is an "affiliate" of LFDI (as that term is defined in the 1940 Act), LFDI shall obtain comparable information from that participating company and provide such information to the Trustees.


      3. CONTINUATION; AMENDMENT; TERMINATION; NOTICE.

         A. This Agreement (i) supersedes and replaces any contract or agreement relating to the subject matter hereof in effect prior to the date hereof, (ii) shall continue in effect as to the Trust or any Fund only so long as specifically approved at least annually by the Trustees or shareholders of the Trust or Fund and (iii) may be amended at any time by written agreement of the parties, each in accordance with the 1940 Act and the Rule.




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         B. This Agreement (i) shall terminate immediately upon the effective date of any later dated agreement relating to the subject matter hereof, and
(ii) may be terminated upon 60 days' notice without penalty by a vote of the Trustees or by LFC or otherwise in accordance with the 1940 Act, and (iii) will terminate immediately in the event of its assignment (as defined in the 1940
Act). Upon termination the obligations of the parties under this Agreement shall cease except for unfulfilled obligations and liabilities arising prior to termination.

         C. All notices required under this Agreement shall be in writing and delivered to the office of the other party.

      4. AGREEMENT AND DECLARATION OF TRUST. A copy of the document establishing the Trust is filed with the Secretary of The Commonwealth of Massachusetts. As to the Trust this Agreement is executed by officers not as individuals and is not binding upon any of the Trustees, officers or shareholders of the Trust individually but only upon the assets of the relevant Fund.

Agreed:

STEINROE VARIABLE INVESTMENT TRUST


By:/s/Kevin Carome
      Kevin Carome, Secretary



LIBERTY FUNDS DISTRIBUTOR, INC.


By:/s/James Tambone
      James Tambone, Co-President




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                                   APPENDIX 1

                       STEINROE VARIABLE INVESTMENT TRUST


SteinRoe Small Company Growth Fund, Variable Series
Class B Shares
SteinRoe Growth Stock Fund, Variable Series
Class B Shares
SteinRoe Balanced Fund, Variable Series
Class B Shares
SteinRoe Mortgage Securities Fund, Variable Series
Class B Shares